As filed with the Securities and Exchange Commission on November 13, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IntercontinentalExchange Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	46-2286804
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

2100 RiverEdge Parkway, Suite 500 Atlanta, GA	30328
(Address of Principal Executive Offices)	(Zip code)

IntercontinentalExchange, Inc. 2013 Omnibus Employee Incentive Plan

IntercontinentalExchange, Inc. 2013 Omnibus Non-Employee Director Incentive Plan

IntercontinentalExchange, Inc. 2009 Omnibus Incentive Plan

IntercontinentalExchange, Inc. 2003 Restricted Stock Deferral Plan for Outside Directors

IntercontinentalExchange, Inc. 2000 Stock Option Plan

IntercontinentalExchange, Inc. Amended and Restated 1999 Stock Option/Stock Issuance Plan

NYSE Euronext Omnibus Incentive Plan

NYSE Euronext 2006 Stock Incentive Plan

Archipelago Holdings, L.L.C. 2003 Long-Term Incentive Plan

Archipelago Holdings 2004 Stock Incentive Plan

(Full title of the Plan)

Andrew J. Surdykowski, Esq.

Vice President & Associate General Counsel

IntercontinentalExchange Group, Inc.

2100 RiverEdge Parkway, Suite 500

Atlanta, GA 30328

(770) 857-4700

(Name and Address of Agent For Service)

Please Send Copies of Communications to:

Catherine M. Clarkin, Esq.

Sullivan & Cromwell LLP

125 Broad Street, New York, New York 10004-2498

(212) 558-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	7,074,483 shares(3)	$200.69(7)	$1,419,777,993.27	$182,867.41
Common Stock, par value $0.01 per share	895,724 shares(4)	$97.00(8)	$86,885,228.00	$11,190.82
Common Stock, par value $0.01 per share	3,946 shares(5)	$38.29(8)	$151,075.43	$19.46
Deferred Compensation Obligations	$778,857(6)	100%	$778,857.00	$100.31
Total				$194,177.99(9)

(1)	This Registration Statement (the “Registration Statement”) registers an aggregate 7,974,153 shares of the Common Stock of IntercontinentalExchange Group, Inc. (the “Registrant”), par value $0.01 per share (the “Common Stock”), comprised of 4,520,040 shares of Common Stock that may be issued pursuant to the IntercontinentalExchange, Inc. 2013 Omnibus Employee Incentive Plan (the “ICE 2013 Omnibus Plan”), 250,000 shares of Common Stock that may be issued pursuant to the IntercontinentalExchange, Inc. 2013 Omnibus Non-Employee Director Incentive Plan (the “ICE 2013 Director Plan”), 1,337,317 shares of Common Stock that may be issued pursuant to the IntercontinentalExchange, Inc. 2009 Omnibus Incentive Plan (the “ICE 2009 Omnibus Plan”), 22,031 shares of Common Stock that may be issued pursuant to the IntercontinentalExchange, Inc. 2003 Restricted Stock Deferral Plan for Outside Directors (the “ICE 2003 Restricted Stock Plan”), 327,513 shares of Common Stock that may be issued pursuant to the IntercontinentalExchange, Inc. 2000 Stock Option Plan (the “ICE 2000 Stock Option Plan”), 132,471 shares of Common Stock that may be issued pursuant to the IntercontinentalExchange, Inc. Amended and Restated 1999 Stock Option/Stock Issuance Plan (the “ICE 1999 Plan” and together with the ICE 2013 Omnibus Plan, the ICE 2013 Director Plan, the ICE 2009 Omnibus Plan, the ICE 2003 Restricted Stock Plan and the ICE 2000 Stock Option Plan, the “ICE Plans”), 1,374,708 shares of Common Stock that may be issued pursuant to the NYSE Euronext Omnibus Incentive Plan (the “NYSE Omnibus Plan”), 7,419 shares of Common Stock that may be issued pursuant to the NYSE Euronext 2006 Stock Incentive Plan (the “NYSE 2006 Incentive Plan”), 252 shares of Common Stock that may be issued pursuant to the Archipelago Holdings, L.L.C. 2003 Long-Term Incentive Plan (the “Archipelago 2003 LTIP”) and 2,402 shares of Common Stock that may be issued pursuant to the Archipelago Holdings 2004 Stock Incentive Plan (the “Archipelago 2004 SIP” and together with the NYSE Omnibus Plan, the NYSE 2006 Incentive Plan and the Archipelago 2003 LTIP, the “NYSE Plans”). The number of shares of Common Stock that may be issued pursuant to the NYSE Plans have been converted in accordance with the terms of the Merger Agreement (as defined herein).
(2)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers an indeterminate number of shares of Common Stock which may become issuable pursuant to the anti-dilution provisions of the ICE Plans and the NYSE Plans (collectively, the “Plans”).
(3)	Represents shares of Common Stock that may be issued pursuant to the Plans (other than shares of Common Stock that may be issued pursuant to outstanding stock options under the Plans).
(4)	Represents shares of Common Stock that may be issued pursuant to outstanding stock options under the ICE Plans.
(5)	Represents shares of Common Stock that may be issued pursuant to outstanding stock options under the NYSE Plans.
(6)	The Deferred Compensation Obligations under the ICE 2003 Restricted Stock Plan are unsecured obligations of the Registrant to pay deferred compensation to directors in the future in accordance with the terms of the plan. The amount of obligations registered is based upon an estimate of the aggregate amount of deferrals and Registrant contributions expected to be made under the plan. Estimated pursuant to Rule 457(h) solely for purposes of calculating the amount of the registration fee.
(7)	Estimated pursuant to Rule 457(c) under the Securities Act, solely for the purpose of calculating the registration fee and based upon the average of the high and low reported market prices of the shares of common stock of Intercontinental Exchange, Inc. on November 7, 2013.
(8)	Estimated pursuant to Rule 457(c) and (h) under the Securities Act, solely for the purpose of calculating the registration fee and based upon the weighted average of the exercise price for outstanding stock options and stock appreciation rights granted under the ICE Plans and NYSE Plans, as applicable.
(9)	Pursuant to Rule 457(p) under the Securities Act, the currently due registration fee for this Registration Statement, $194,177.99, is being offset with the unused registration fee of $105,371.05 that was previously paid in connection with IntercontinentalExchange, Inc.’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on May 24, 2013 (File No. 333-188815). Accordingly, the filing fee paid by the Registrant in connection with this Registration Statement is $88,806.94.

i

EXPLANATORY NOTE

Pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of March 19, 2013 (the “Merger Agreement”), by and among NYSE Euronext (“NYSE”), IntercontinentalExchange, Inc. (“ICE Inc.”), IntercontinentalExchange Group, Inc. (the “Registrant”), Braves Merger Sub, Inc. (“Braves Merger Sub”) and NYSE Euronext Holdings LLC (formerly known as Baseball Merger Sub, LLC) (“NYSE Euronext Holdings”), ICE Inc. formed the Registrant as a new holding company with two subsidiaries, Braves Merger Sub and NYSE Euronext Holdings, and, on November 13, 2013, Braves Merger Sub was merged with and into ICE Inc. and NYSE was merged with and into NYSE Euronext Holdings. As a result, ICE Inc. and NYSE each became a wholly-owned subsidiary of the Registrant. Pursuant to the Merger Agreement, the Registrant assumed the obligations of ICE Inc. and NYSE under the plans (collectively, the “Plans”) set forth on the cover page of this Registration Statement (“Registration Statement”).

PART I

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). The documents containing the information specified in Part I will be delivered to the participants in the plans covered by this Registration Statement as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents of the Registrant, ICE Inc. under File No. 001-32671 and NYSE under File No. 001-33392 (except for the portions of Current Reports on Form 8-K furnished or otherwise not filed with the Commission which are deemed not to be incorporated by reference into this Registration Statement):

(a) The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013, filed with the Commission on November 5, 2013.

(b) The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013, filed with the Commission on August 7, 2013.

(c) The Registrant’s Current Reports on Form 8-K filed with the Commission on October 1, 2013 and October 8, 2013, respectively.

(d) ICE Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the Commission on February 6, 2013, which contains audited financial statements of ICE Inc. for the latest period for which such statements have been filed.

(e) ICE Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013, filed with the Commission on November 5, 2013.

(f) ICE Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013, filed with the Commission on August 6, 2013.

(g) ICE Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013, filed with the Commission on May 8, 2013.

(h) ICE Inc.’s Current Reports on Form 8-K filed with the Commission on February 6, 2013, March 19, 2013, May 1, 2013, May 20, 2013, June 3, 2013, July 15, 2013, August 6, 2013, September 9, 2013, October 1, 2013, October 7, 2013, October 8, 2013 and November 5, 2013, respectively.

(i) NYSE’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the Commission on February 26, 2013, which contains audited financial statements of NYSE for the latest period for which such statements have been filed.

(j) NYSE’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013, filed with the Commission on November 5, 2013.

(k) NYSE’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013, filed with the Commission on August 6, 2013.

(l) NYSE’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013, filed with the Commission on May 8, 2013.

(m) NYSE’s Current Reports on Form 8-K filed with the Commission on January 31, 2013, February 5, 2013, March 19, 2013, April 8, 2013, April 10, 2013, April 26, 2013, April 30, 2012, June 5, 2013, July 30, 2013, October 15, 2013, October 16, 2013, October 18, 2013 and November 5, 2013, respectively.

(n) The description of the Registrant’s Common Stock, which is contained in the Registration Statement on Form S-4, as amended (File No. 333-187402), filed on April 30, 2013, under the heading “Description of ICE Group Capital Stock,” as well as any amendment or report filed for the purpose of updating such descriptions.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the effective date of this Registration Statement (except for the portions of the Registrant’s Current Reports on Form 8-K furnished or otherwise not filed with the Commission which are deemed not to be incorporated by reference into this Registration Statement), but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this Registration Statement, to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4.	Description of Securities.

The shares of the Registrant’s Common Stock to be offered are registered under Section 12 of the Exchange Act.

The Deferred Compensation Obligations registered hereunder are unsecured, unfunded general obligations of the Registrant to pay the value of deferred compensation accounts in accordance with the terms of the ICE 2003 Restricted Stock Plan, described below.

Under the ICE 2003 Restricted Stock Plan, through 2012, eligible outside directors were provided with the opportunity to defer a portion their meeting and retainer fees in the form of Restricted Stock or Restricted Stock Units (each, as defined under the ICE 2003 Restricted Stock Plan). Beginning in 2013, this deferral program is no longer offered. The ICE 2003 Restricted Stock Plan is a non-qualified deferred compensation plan for members of the board of directors of ICE Inc. (the “ICE Board”) who are not full-time employees of ICE Inc. or any of its subsidiaries. The obligation of the Registrant ultimately to pay amounts under the Restricted Stock Units in accordance with the ICE 2003 Restricted Stock Plan are unsecured obligations of the Registrant and rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding.

The number of Restricted Stock Units that were credited to an outside director through 2012 was determined by dividing the portion of the meeting and retainer fees the director had elected to defer by the fair market value of a share of ICE Inc.’s common stock, par value $0.01 per share, as of the end of the applicable calendar quarter, rounded up to the nearest whole share. The Restricted Stock Units were credited to a bookkeeping account established by ICE Inc. in the director’s name. Except as described below, one-third of each award of Restricted Stock Units vests each year on the anniversary of the end of the applicable calendar quarter.

If the Registrant pays a cash dividend with respect to Common Stock at any time while Restricted Stock Units are credited to a director’s bookkeeping account, the director’s account will be credited additional Restricted Stock Units equal to (i) the cash dividend that the director would have received had the director been the actual owner of a number of shares of Common Stock equal to the number of Restricted Stock Units then credited to the account, divided by (ii) the fair market value of one share of Common Stock on the dividend payment date. Additional Restricted Stock Units will vest at the same time as the Restricted Stock Units with respect to which the additional Restricted Stock Units were credited.

In the event a director’s service on the ICE Board is terminated for any reason other than death, disability, cause or retirement, during January of the first calendar year after such termination, the Registrant shall deliver to the director a number of shares of Common Stock equal to the number of vested Restricted Stock Units then credited to the director’s bookkeeping account, together with a cash payment equal to the fair market value of any fractional stock equivalent. Any unvested Restricted Stock Units will be distributed in cash in an amount equal to the lesser of: (i) the retainer and meeting fees deferred by the director to obtain the Restricted Stock Unit and (ii) the fair market value of a share of Common Stock on the date the director’s service on the ICE Board terminated. If a director’s service on the ICE Board terminates due to cause, the director will forfeit all Restricted Stock Units credited to his or her account, and the Registrant shall pay the director $0.01 per Restricted Stock Unit. If the director’s service on the ICE Board terminates due to death, disability, or retirement, all unvested Restricted Stock Units will be fully vested as of the date of such termination of service, and a number of shares of Common Stock equal to the number of Restricted Stock Units then credited to the director’s account, together with a cash payment equal to the fair market value of any fractional stock equivalent, will be distributed during January of the first calendar year after such termination of service.

A director will not be entitled to any voting or other shareholder rights as a result of the credit of Restricted Stock Units to his or her bookkeeping account until the shares of Common Stock are issued.

The ICE 2003 Restricted Stock Plan may be amended or terminated, including the terms and conditions described above at any time, provided that any amendment may not adversely affect any then outstanding Restricted Stock or Restricted Stock Units.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation, subject to certain limitations. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled to under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. Section 10.6 of the Registrant’s bylaws provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its charter that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock purchases or redemptions, or (4) for any transaction from which the director derived an improper personal benefit. The Registrant’s charter provides for such limitation of liability.

The Registrant maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (2) to it with respect to payments which may be made by us to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibits to this Registration Statement are listed in the Exhibit Index to this Registration Statement, which Index is incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on November 13, 2013.

INTERCONTINENTALEXCHANGE GROUP, INC.

By:	/s/ Jeffrey C. Sprecher
Jeffrey C. Sprecher
Chief Executive Officer and Chairman

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey C. Sprecher and Scott A. Hill, and each of them severally, his or her true and lawful attorney-in-fact with power of substitution and resubstitution to do any and all things and to sign in his or her name, place and stead, in any and all capacities, this Registration Statement on Form S-8 and any and all amendments thereto (including post-effective amendments), and any other documents in connection therewith, and to file the same with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and things requisite and necessary to be done as fully for all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents, each acting alone, and his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey C. Sprecher Jeffrey C. Sprecher	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	November 13, 2013

/s/ Scott A. Hill Scott A. Hill	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 13, 2013

/s/ Charles R. Crisp Charles R. Crisp	Director	November 13, 2013

/s/ Jean-Marc Forneri Jean-Marc Forneri	Director	November 13, 2013

/s/ Fred W. Hatfield Fred W. Hatfield	Director	November 13, 2013

/s/ Sylvain Hefes Sylvain Hefes	Director	November 13, 2013

/s/ Jan-Michiel Hessels Jan-Michiel Hessels	Director	November 13, 2013

/s/ Terrence F. Martell Terrence F. Martell	Director	November 13, 2013

/s/ Sir Callum McCarthy Sir Callum McCarthy	Director	November 13, 2013

/s/ James J. McNulty James J. McNulty	Director	November 13, 2013

/s/ Sir Robert Reid Sir Robert Reid	Director	November 13, 2013

/s/ Frederic V. Salerno Frederic V. Salerno	Director	November 13, 2013

Signature	Title	Date

/s/ Robert G. Scott Robert G. Scott	Director	November 13, 2013

/s/ Judith A. Sprieser Judith A. Sprieser	Director	November 13, 2013

/s/ Vincent Tese Vincent Tese	Director	November 13, 2013

EXHIBIT INDEX

Exhibit No.	Description

3.1	Form of Amended and Restated Certificate of Incorporation of IntercontinentalExchange Group, Inc. (incorporated by reference to Appendix B to the joint proxy statement/prospectus contained in the Registrant’s Registration Statement on Form S-4, as amended, filed with the Commission on April 30, 2013 (File No. 333-187402)).

3.2	Form of Amended and Restated Bylaws of IntercontinentalExchange Group, Inc. (incorporated by reference to Appendix C to the joint proxy statement/prospectus contained in the Registrant’s Registration Statement on Form S-4, as amended, filed with the Commission on April 30, 2013, (File No. 333-187402)).

4.1	IntercontinentalExchange, Inc. 2013 Omnibus Employee Incentive Plan (incorporated by reference to Exhibit 4.1 to ICE Inc.’s Registration Statement on Form S-8, filed with the Commission on May 24, 2013 (File No. 333-188815)).

4.2	IntercontinentalExchange, Inc. 2013 Omnibus Non-Employee Director Incentive Plan (incorporated by reference to Exhibit 4.2 to ICE Inc.’s Registration Statement on Form S-8, filed with the Commission on May 24, 2013 (File No. 333-188815)).

4.3	IntercontinentalExchange, Inc. 2009 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.2 to ICE Inc.’s Quarterly Report on Form 10-Q, filed with the Commission on August 5, 2009 (File No. 001-32671)).

4.4	IntercontinentalExchange, Inc. 2003 Restricted Stock Deferral Plan for Outside Directors, as amended effective December 31, 2008 (incorporated by reference to Exhibit 10.7 to ICE Inc.’s Annual Report on Form 10-K, filed with the Commission on February 11, 2009 (File No. 001-32671)).

4.5	IntercontinentalExchange, Inc. 2000 Stock Option Plan, as amended effective December 31, 2008 (incorporated by reference to Exhibit 10.6 to ICE Inc.’s Annual Report on Form 10-K, filed with the Commission on February 11, 2009 (File No. 001-32671)).

4.6	IntercontinentalExchange, Inc. Amended and Restated 1999 Stock Option/Stock Issuance Plan (formerly the Creditex Group Inc. Amended and Restated 1999 Stock Option/Stock Issuance Plan) (incorporated by reference to Exhibit 4.1 to ICE Inc.’s Registration Statement on Form S-8, filed with the Commission on September 2, 2008 (File No. 333-153299)).

4.7	NYSE Euronext Omnibus Incentive Plan (as amended and restated effective October 27, 2010) (incorporated by reference to Exhibit 10.33 to NYSE’s Annual Report on Form 10-K, filed with the Commission on February 28, 2011 (File No. 001-33392)).

4.8	NYSE Euronext 2006 Stock Incentive Plan (as amended and restated effective October 27, 2010) (incorporated by reference to Exhibit 10.19 to NYSE’s Annual Report on Form 10-K, filed with the Commission on February 28, 2011 (File No. 001-33392)).

Exhibit No.	Description

4.9	Archipelago Holdings, L.L.C. 2003 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.17 to Archipelago Holdings, Inc.’s Registration Statement on Form S-1, filed with the Commission on March 31, 2004 (File No. 333-113226)).

4.10	Archipelago Holdings 2004 Stock Incentive Plan (incorporated by reference to Exhibit 10.18 to Archipelago Holdings, Inc.’s Registration Statement on Form S-1, filed with the Commission on March 31, 2004 (File No. 333-113226)).

5.1	Opinion of Sullivan & Cromwell LLP.*

23.1	Consent of Ernst & Young LLP.*

23.2	Consent of PricewaterhouseCoopers LLP.*

23.3	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1).*

24.1	Power of Attorney (included in the signature page).*

*	Filed herewith.